Exhibit 99.1

           Uranium Resources, Inc. Announces Equity Financing

    DALLAS--(BUSINESS WIRE)--May 3, 2004--Uranium Resources, Inc. (the "Company")(Pink Sheets:URIX) announced that it has closed on the sale of 32,480,333 shares of common stock in a private transaction at $0.15 per share, receiving cash of $4,872,050 from a group of private investors composed mainly of the same investors that have provided equity infusions to the Company since August 2000. The Company expects an additional approximately $1 million to be funded in the next several weeks. The Company will file with the SEC a resale registration statement for these and other shares in the near future.
    With this funding the Company will commence mining at the Vasquez property. The Company expects to begin deliveries of uranium in January 2005.
    Paul K. Willmott, Chairman and President, stated that he viewed the commencement of production activities as an important first step towards the development and further exploitation of our extensive U.
S. resource base while, at the same time, fulfilling our environmental responsibilities at our existing facilities. He looks forward to Uranium Resources, Inc. once again resuming its position as the premier, domestically controlled, U. S. uranium mining company. Mr. Willmott also stated that he would like to thank all that had worked with the Company across a difficult period for the Company.
    This press release contains "forward-looking statements." These include, without limitation, statements relating to future mining plans, production and other such matters. The words "expect," "anticipate," "estimate," or "plan" and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The Company does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company's expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of uranium prices; operational risks; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); inability to raise the funds for the substantial capital expenditures required to fund operations; and risks related to exploration and developmental drilling. For a more complete explanation of these various factors, see "Cautionary Statements" included in the Company's latest Annual Report on Form 10-KSB filed with the Securities And Exchange Commission.
    Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the Pink Sheets under the symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium mineralization in South Texas and New Mexico. The Company's properties have been shut in since July 1999.

    CONTACT: Uranium Resources, Inc.
             Paul K. Willmott or Thomas H. Ehrlich, 972-219-3330